Exhibit 99.1

 News from Aon
Aon Reports Second Quarter 2025 Results

DUBLIN - July 25, 2025 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2025.

•Aon delivered another quarter of strong performance, including 11% total revenue growth and 6% organic revenue growth. We are executing our Aon United strategy through the 3x3 Plan to meet client demand
•Strong Free Cash Flow is powering our capital allocation strategy – supporting debt reduction, disciplined middle-market M&A and capital return to shareholders
•Our first-half performance reinforces our confidence in achieving our full-year 2025 financial guidance

	Second Quarter 2025			First Half 2025
	2025	2024	Change	2025	2024	Change
Total revenue	$4,155	$3,760	11%	$8,884	$7,830	13%
Organic revenue growth (Non-GAAP)			6%			5%

Operating income	$859	$656	31%	$2,320	$2,121	9%
Adjusted operating income (Non-GAAP)	$1,171	$1,029	14%	$2,987	$2,644	13%
Operating margin	20.7%	17.4%		26.1%	27.1%
Adjusted operating margin (Non-GAAP)	28.2%	27.4%		33.6%	33.8%

Diluted EPS	$2.66	$2.46	8%	$7.10	$7.72	(8)%
Adjusted EPS (Non-GAAP)	$3.49	$2.93	19%	$9.17	$8.50	8%

Cash provided by operations	$796	$513	55%	$936	$822	14%
Free cash flow (Non-GAAP)	$732	$460	59%	$816	$721	13%

“We delivered strong second quarter results, including 6% organic revenue growth, 19% growth in adjusted EPS, and 59% free cash flow growth,” said Greg Case, president and CEO of Aon. “This performance reflects the growing demand for our advice and solutions, driven by an increasingly complex environment and the need to unlock new sources of capital. Our solutions are resonating with clients and we are effectively meeting that demand. The continued successful execution of our Aon United strategy – operationalized by our 3x3 Plan and powered by Aon Business Services – is fueling sustainable organic growth, margin expansion and free cash flow growth, as we invest in our business. Looking ahead, we remain confident in our outlook and are reaffirming our full-year 2025 guidance.”

Net income attributable to Aon shareholders increased 8%, to $2.66 per share on a diluted basis, compared to $2.46 per share on a diluted basis, in the prior year period. Adjusted net income per share attributable to Aon shareholders increased 19% to $3.49 on a diluted basis compared to $2.93 in the prior year period. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 11 of this press release.

SECOND QUARTER 2025 FINANCIAL SUMMARY

Total revenue in the second quarter increased 11% to $4.2 billion compared to the prior year period, reflecting 6% organic revenue growth, the contribution from NFP and 1% favorable impact from foreign currency translation. Risk Capital revenue increased $216 million, or 8%, to $2.9 billion and Human Capital revenue increased $166 million, or 15%, to $1.3 billion.

Total operating expenses in the second quarter increased 6% to $3.3 billion compared to the prior year period due primarily to the inclusion of NFP’s ongoing operating expenses, an increase in intangible asset amortization associated with the NFP acquisition and an increase in expense associated with 6% organic revenue growth and investments in long-term growth, partially offset by transaction costs incurred in the prior year period, lower Accelerating Aon United program expense and $35 million of net restructuring savings. Risk Capital operating expenses increased $136 million, or 7%, to $2.0 billion and Human Capital operating expenses increased $139 million, or 13%, to $1.2 billion.

Foreign currency translation had a de minimis impact on EPS in the second quarter. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact on adjusted EPS of approximately $0.05 per share for the full year 2025.

Effective tax rate was 15.5% in the second quarter compared to 22.9% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the second quarter of 2025 was 16.5% compared to 22.2% in the prior year period. The primary drivers of the change in adjusted effective tax rate were the net favorable impact from discrete items and changes in the geographical distribution of income.

Weighted average diluted shares outstanding increased to 217.3 million in the second quarter compared to 213.3 million in the prior year period. The Company repurchased 0.7 million class A ordinary shares for approximately $250 million in the second quarter. As of June 30, 2025, the Company had approximately $1.8 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2025 CASH FLOW SUMMARY

Cash flows provided by operations for the first six months of 2025 increased $114 million, or 14%, to $936 million compared to the prior year period, primarily due to strong adjusted operating income growth and days sales outstanding improvements, partially offset by higher payments related to incentive compensation, interest, and restructuring.

Free cash flow, defined as cash flow from operations less capital expenditures, increased 13%, to $816 million for the first six months of 2025 compared to the prior year period, reflecting an increase in cash flows provided by operations, partially offset by a $19 million increase in capital expenditures.

SECOND QUARTER 2025 REVENUE REVIEW

The second quarter revenue reviews provided below include supplemental information related to Organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 10 of this press release.

	Three Months Ended June 30,
(millions)	2025	2024	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Risk Capital Revenue:
Commercial Risk Solutions	$2,178	$2,015	8%	1%	—%	1%	6%
Reinsurance Solutions	688	635	8	1	—	1	6
Human Capital Revenue:
Health Solutions	772	662	17	—	—	11	6
Wealth Solutions	519	463	12	2	—	7	3
Eliminations	(2)	(15)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,155	$3,760	11%	1%	—%	4%	6%

Total revenue increased $395 million, or 11%, to $4.2 billion, compared to the prior year period, reflecting 6% organic revenue growth, the contribution from NFP and a 1% favorable impact from foreign currency translation. Risk Capital revenue increased $216 million, or 8%, to $2.9 billion and Human Capital revenue increased $166 million, or 15%, to $1.3 billion.

Risk Capital

Commercial Risk Solutions Organic revenue growth of 6% reflects growth across all major geographies driven by net new business and ongoing strong retention. Performance was highlighted by strong growth globally in core P&C and strength in M&A services relative to the prior year. Market impact was modestly positive.

Reinsurance Solutions Organic revenue growth of 6% reflects double-digit increases in insurance-linked securities and facultative placements. Results also reflect growth in treaty, driven by net new business and ongoing strong retention, partially offset by a modest unfavorable market impact.

Human Capital

Health Solutions Organic revenue growth of 6% reflects strength in core health and benefits, driven by net new business, ongoing strong retention, and a modestly positive market impact. The core performance was highlighted by double-digit growth internationally. Results also reflect strength in executive benefits and pharmacy benefits in NFP.

Wealth Solutions Organic revenue growth of 3% reflects growth in Retirement driven by advisory related to the ongoing impact of regulatory change. In Investments, results reflect strength in NFP, driven by net asset inflows and market performance.

SECOND QUARTER 2025 EXPENSE REVIEW

	Three Months Ended June 30,
(millions)	2025	2024	$ Change	% Change
Expenses
Compensation and benefits	$2,360	$2,130	$230	11%
Information technology	136	132	4	3
Premises	85	82	3	4
Depreciation of fixed assets	47	45	2	4
Amortization and impairment of intangible assets	201	128	73	57
Other general expense	373	455	(82)	(18)
Accelerating Aon United Program expenses	94	132	(38)	(29)
Total operating expenses	$3,296	$3,104	$192	6%

Compensation and benefits expense increased $230 million, or 11%, compared to the prior year period due primarily to the inclusion of operating expenses from NFP and expense associated with 6% organic revenue growth, partially offset by savings from Accelerating Aon United restructuring actions.

Information technology expense increased $4 million, or 3%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP.

Premises expense increased $3 million, or 4%, compared to the prior year period, due primarily to the inclusion of ongoing operating expenses from NFP.

Depreciation of fixed assets increased $2 million, or 4%, compared to the prior year period.

Amortization and impairment of intangible assets increased $73 million, or 57%, compared to the prior year period due primarily to an increase in intangible assets related to the acquisition of NFP.

Other general expense decreased $82 million, or 18%, compared to the prior year period due primarily to a decrease in transaction and integration costs.

Accelerating Aon United Restructuring Program expense decreased $38 million, or 29%, compared to the prior year period due to lower costs related to workforce optimization and asset impairments, partially offset by higher costs related to technology and other costs.

SECOND QUARTER 2025 INCOME SUMMARY

Certain noteworthy items impacted adjusted operating income and Adjusted operating margin in the second quarters of 2025 and 2024, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 11 of this press release.

	Three Months Ended June 30,
(millions)	2025	2024	% Change
Revenue	$4,155	$3,760	11%
Expenses	3,296	3,104	6%
Operating income	$859	$656	31%
Operating margin	20.7%	17.4%
Adjusted operating income	$1,171	$1,029	14%
Adjusted operating margin	28.2%	27.4%
Operating income increased $203 million and operating margin increased 330 basis points to 20.7%, each compared to the prior year period. Adjusted operating income increased $142 million, or 14%, and Adjusted operating margin increased 80 basis points to 28.2%, each compared to the prior year period. The increase in adjusted operating income reflects organic revenue growth, the impact from NFP, and net restructuring savings, partially offset by increased expenses and investments in long-term growth.
Interest income decreased $31 million compared to the prior year period due primarily to interest earned in the prior year period on the investment of $5 billion of term debt proceeds which were used to fund the purchase of NFP. Interest expense decreased $13 million compared to the prior year period, reflecting lower total debt.
Other income was $56 million compared to $236 million in the prior year period, primarily due to gains related to the sale of a business in the prior year period, partially offset by deferred consideration from the 2017 sale of our outsourcing business. Adjusted other expense was $32 million compared to $15 million in the prior year period, primarily due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and an increase in non-cash pension expense.
Net income attributable to Aon shareholders increased 10% to $579 million compared to $524 million in the prior year period. Adjusted net income attributable to Aon shareholders increased 22% to $759 million compared to $624 million in the prior year period.

Conference Call, Presentation Slides, and Webcast Details

The Company will host a conference call on Friday, July 25, 2025 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at ir.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as our outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the integration of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “positioned”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation in the European Union, the United States, the United Kingdom, or other countries of the Organization for Economic Co-operation and Development tax proposals or other pending proposals in those and other countries, which could create volatility in that tax rate; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd. or related to actions we may take in being responsible for making decisions on behalf of clients in our investment business or in other advisory services that we currently provide, or may provide in the future); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with our global operations, including geopolitical conflicts, tariffs, or changes in trade policies; the effects of natural or human-caused disasters, including the effects of health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all; and significant integration costs or difficulties in connection with the acquisition of NFP or unknown or inestimable liabilities.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2024 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including Organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share (EPS), adjusted net income attributable to Aon shareholders, adjusted diluted net income per share, adjusted effective tax rate, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, contingent consideration, NFP transaction and integration costs, certain pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions (provided that Organic revenue growth includes Organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, if any), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental Organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with adjustments previously described, generally at the estimated annual effective tax rate or jurisdictional rate, where appropriate. Beginning in the third quarter of 2024, the adjusted effective tax rate also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments. Aon does not provide a reconciliation of forward-looking non-GAAP measures, where Aon believes such a reconciliation would imply a degree of precision and certainty that could be misleading and is unable to reasonably predict certain items contained in the corresponding GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Aon's control, or cannot be reasonably predicted. For these reasons, Aon is also unable to address the probable significance of the unavailable information.

Investor Contact:	Media Contact:
Hallie Miller	Will Dunn
+1 847 442 0622	Toll-free (U.S., Canada and Puerto Rico): +1 833 751 8114
investor.relations@aon.com	International: +1 312 381 3024
mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except per share data)	2025	2024	% Change	2025	2024	% Change
Revenue
Total revenue	$4,155	$3,760	11%	$8,884	$7,830	13%
Expenses
Compensation and benefits	2,360	2,130	11%	4,609	4,013	15%
Information technology	136	132	3%	272	256	6%
Premises	85	82	4%	167	153	9%
Depreciation of fixed assets	47	45	4%	93	89	4%
Amortization and impairment of intangible assets	201	128	57%	400	144	178%
Other general expense	373	455	(18)%	819	803	2%
Accelerating Aon United Program expenses	94	132	(29)%	204	251	(19)%
Total operating expenses	3,296	3,104	6%	6,564	5,709	15%
Operating income	859	656	31%	2,320	2,121	9%
Interest income	—	31	(100)%	5	59	(92)%
Interest expense	(212)	(225)	(6)%	(418)	(369)	13%
Other income (expense)	56	236	(76)%	46	311	85%
Income before income taxes	703	698	1%	1,953	2,122	(8)%
Income tax expense (1)	109	160	(32)%	377	491	(23)%
Net income	594	538	10%	1,576	1,631	(3)%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	15	14	7%	32	36	(11)%
Net income attributable to Aon shareholders	$579	$524	10%	$1,544	$1,595	(3)%

Basic net income per share attributable to Aon shareholders	$2.68	$2.47	9%	$7.14	$7.75	(8)%
Diluted net income per share attributable to Aon shareholders	$2.66	$2.46	8%	$7.10	$7.72	(8)%
Weighted average ordinary shares outstanding - basic	216.2	212.5	2%	216.3	205.8	5%
Weighted average ordinary shares outstanding - diluted	217.3	213.3	2%	217.6	206.7	5%
(1)The effective tax rate was 15.5% and 22.9% for the three months ended June 30, 2025 and 2024, respectively, and 19.3% and 23.1% for the six months ended June 30, 2025 and 2024, respectively.

Aon plc
Segment Results (Unaudited)

	Three Months Ended June 30,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
	2025	2024	2025	2024	2025	2024	2025	2024
Revenue
Total revenue	$2,866	$2,650	$1,291	$1,125	$(2)	$(15)	$4,155	$3,760
Expenses
Compensation and benefits	1,541	1,390	796	710	23	30	2,360	2,130
Information technology	88	93	45	39	3	—	136	132
Premises	54	54	30	28	1	—	85	82
Other expenses (2)	319	329	303	258	93	173	715	760
Total operating expenses	2,002	1,866	1,174	1,035	120	203	3,296	3,104
Operating income	$864	$784	$117	$90	$(122)	$(218)	$859	$656
Operating margin	30.1%	29.6%	9.1%	8.0%			20.7%	17.4%

	Six Months Ended June 30,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
	2025	2024	2025	2024	2025	2024	2025	2024
Revenue
Total revenue	$6,057	$5,625	$2,836	$2,228	$(9)	$(23)	$8,884	$7,830
Expenses
Compensation and benefits	3,002	2,744	1,570	1,237	37	32	4,609	4,013
Information technology	178	182	90	74	4	—	272	256
Premises	106	104	59	49	2	—	167	153
Other expenses (2)	710	626	597	391	209	270	1,516	1,287
Total operating expenses	3,996	3,656	2,316	1,751	252	302	6,564	5,709
Operating income	$2,061	$1,969	$520	$477	$(261)	$(325)	$2,320	$2,121
Operating margin	34.0%	35.0%	18.3%	21.4%			26.1%	27.1%
(1)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(2)Includes expenses related to Depreciation of fixed assets, Amortization and impairment of intangible assets, Accelerating Aon United Program expenses, and Other general expenses.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended June 30,
	2025	2024	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$2,178	$2,015	8%	1%	—%	1%	6%
Reinsurance Solutions	688	635	8	1	—	1	6
Human Capital Revenue:
Health Solutions	772	662	17	—	—	11	6
Wealth Solutions	519	463	12	2	—	7	3
Eliminations	(2)	(15)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,155	$3,760	11%	1%	—%	4%	6%

	Six Months Ended June 30,
	2025	2024	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$4,180	$3,823	9%	(1)%	—%	5%	5%
Reinsurance Solutions	1,877	1,802	4	—	—	—	4
Human Capital Revenue:
Health Solutions	1,798	1,395	29	(1)	—	24	6
Wealth Solutions	1,038	833	25	1	—	18	6
Eliminations	(9)	(23)	N/A	N/A	N/A	N/A	N/A
Total revenue	$8,884	$7,830	13%	(1)%	—%	9%	5%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended June 30, 2025 and 2024 was $66 million and $75 million, respectively. Fiduciary investment income for the six months ended June 30, 2025 and 2024 was $133 million and $154 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that Organic revenue growth includes Organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, if any), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.
Free Cash Flow (Unaudited)

	Three Months Ended June 30,
(millions)	2025	2024	% Change
Cash Provided by Operating Activities	$796	$513	55%
Capital Expenditures	(64)	(53)	21%
Free Cash Flow (1)	$732	$460	59%

	Six Months Ended June 30,
(millions)	2025	2024	% Change
Cash Provided by Operating Activities	$936	$822	14%
Capital Expenditures	(120)	(101)	19%
Free Cash Flow (1)	$816	$721	13%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Operating Margin (Unaudited) (1)

	Three Months Ended June 30,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2025	2024	2025	2024	2025	2024	2025	2024
Revenue	$2,866	$2,650	$1,291	$1,125	$(2)	$(15)	$4,155	$3,760

Operating income	$864	$784	$117	$90	$(122)	$(218)	$859	$656
Amortization and impairment of intangible assets	86	53	115	75	—	—	201	128
Change in the fair value of contingent consideration	(9)	3	(1)	15	—	—	(10)	18
Accelerating Aon United Program expenses (3)	32	48	6	12	56	72	94	132
Transaction and integration costs (4)(5)	3	3	9	18	15	74	27	95
Adjusted operating income	$976	$891	$246	$210	$(51)	$(72)	$1,171	$1,029
Operating margin	30.1%	29.6%	9.1%	8.0%			20.7%	17.4%
Adjusted operating margin	34.1%	33.6%	19.1%	18.7%			28.2%	27.4%

	Six Months Ended June 30,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2025	2024	2025	2024	2025	2024	2025	2024
Revenue	$6,057	$5,625	$2,836	$2,228	$(9)	$(23)	$8,884	$7,830

Operating income	$2,061	$1,969	$520	$477	$(261)	$(325)	$2,320	$2,121
Amortization and impairment of intangible assets	170	65	230	79	—	—	400	144
Change in the fair value of contingent consideration	(3)	3	10	15	—	—	7	18
Accelerating Aon United Program expenses (3)	51	92	10	23	143	136	204	251
Transaction and integration costs (4)(5)	14	3	21	18	21	89	56	110
Adjusted operating income	$2,293	$2,132	$791	$612	$(97)	$(100)	$2,987	$2,644
Operating margin	34.0%	35.0%	18.3%	21.4%			26.1%	27.1%
Adjusted operating margin	37.9%	37.9%	27.9%	27.5%			33.6%	33.8%
(1)Certain noteworthy items impacting operating income in the three and six months ended June 30, 2025 and 2024 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP measures.
(2)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(3)Total charges include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation.
(4)Transaction costs include advisory, legal, accounting, regulatory, and other professional or consulting fees required to complete the NFP Transaction. No transaction costs were recognized for the three and six months ended June 30, 2025. $85 million and $96 million of transaction costs were recognized for the three and six months ended June 30, 2024, respectively. Of these amounts, $79 million and $90 million were recognized, respectively, in Total operating expenses and $6 million were recognized in Other income (expense) related to the extinguishment of acquired NFP debt for the three and six months ended June 30, 2024.
(5)The NFP Transaction has and will continue to result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Aon incurred $27 million and $16 million of integration costs in the three months ended June 30, 2025 and 2024, respectively, and $56 million and $20 million of integration costs in the six months ended June 30, 2025 and 2024, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except percentages)	2025	2024	% Change	2025	2024	% Change
Adjusted operating income	$1,171	$1,029	14%	$2,987	$2,644	13%
Interest income	—	31	(100)%	5	59	(92)%
Interest expense	(212)	(225)	(6)%	(418)	(369)	13%
Other income (expense):
Other income (expense) - pensions	(21)	(11)	91%	(44)	(21)	110%
Adjusted other income (expense) - other (2)(3)(4)	(11)	(4)	175%	(18)	(1)	1,700%
Adjusted other income (expense)	(32)	(15)	113%	(62)	(22)	182%
Adjusted income before income taxes	927	820	13%	2,512	2,312	9%
Adjusted income tax expense (5)	153	182	(16)%	485	519	(7)%
Adjusted net income	774	638	21%	2,027	1,793	13%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	15	14	7%	32	36	(11)%
Adjusted net income attributable to Aon shareholders	$759	$624	22%	$1,995	$1,757	14%
Adjusted diluted net income per share attributable to Aon shareholders	$3.49	$2.93	19%	$9.17	$8.50	8%
Weighted average ordinary shares outstanding - diluted	217.3	213.3	2%	217.6	206.7	5%
Effective tax rates (5)
U.S. GAAP	15.5%	22.9%		19.3%	23.1%
Non-GAAP	16.5%	22.2%		19.3%	22.4%
(1)Certain noteworthy items impacting operating income in the three and six months ended June 30, 2025 and 2024 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP measures.
(2)Adjusted Other income (expense) excluded gains from dispositions of $257 million related to the sale of a business for the three and six months ended June 30, 2024.
(3)Adjusted Other income (expense) excluded approximately $6 million of debt extinguishment charges related to the repayment of NFP debt, which is considered a transaction related cost incurred in the second quarter of 2024.
(4)For the three months ended June 30, 2025 and 2024, Other income was $56 million and $236 million, respectively. For the six months ended June 30, 2025 and 2024, Other income was $46 million and $311 million, respectively. During the three and six months ended June 30, 2025, gains of $88 million and $108 million were recognized, respectively, compared to $82 million recognized for the six months ended June 30, 2024, all of which was recognized in the first quarter of 2024. These gains related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior year period and were excluded from Adjusted other income (expense). Adjusted other expense for the three months ended June 30, 2025 and 2024 was $32 million and $15 million, respectively. Adjusted other expense for the six months ended June 30, 2025 and 2024 was $62 million and $22 million, respectively.
(5)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with changes in the fair value of contingent consideration, Accelerating Aon United Program expenses, certain transaction and integration costs related to the acquisition of NFP, certain gains from dispositions, and deferred consideration from a prior year sale of business, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$1,008	$1,085
Short-term investments	379	219
Receivables, net	4,905	3,803
Fiduciary assets (1)	20,677	17,566
Other current assets	854	759
Total current assets	27,823	23,432
Goodwill	16,024	15,234
Intangible assets, net	6,733	6,743
Fixed assets, net	664	637
Operating lease right-of-use assets	735	711
Deferred tax assets	861	654
Prepaid pension	598	556
Other non-current assets	572	998
Total assets	$54,010	$48,965

Liabilities, redeemable noncontrolling interests, and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,294	$2,905
Short-term debt and current portion of long-term debt	1,837	751
Fiduciary liabilities	20,677	17,566
Other current liabilities	2,267	1,773
Total current liabilities	27,075	22,995
Long-term debt	15,451	16,265
Non-current operating lease liabilities	705	685
Deferred tax liabilities	363	319
Pension, other postretirement, and postemployment liabilities	1,078	1,127
Other non-current liabilities	1,249	1,144
Total liabilities	45,921	42,535

Redeemable noncontrolling interests	81	125

Equity
Ordinary shares - $0.01 nominal value Authorized: 500 shares (issued: 2025 - 215.7; 2024 - 216.0)	2	2
Additional paid-in capital	13,258	13,173
Accumulated deficit	(1,574)	(2,309)
Accumulated other comprehensive loss	(3,843)	(4,745)
Total Aon shareholders' equity	7,843	6,121
Nonredeemable noncontrolling interests	165	184
Total equity	8,008	6,305
Total liabilities, redeemable noncontrolling interests and equity	$54,010	$48,965
(1)Includes cash and short-term investments of $8.3 billion and $7.2 billion as of June 30, 2025 and December 31, 2024, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(millions)	2025	2024
Cash flows from operating activities
Net income	$1,576	$1,631
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	—	(257)
Depreciation of fixed assets	93	89
Amortization and impairment of intangible assets	400	144
Share-based compensation expense	266	247
Deferred income taxes	(242)	(122)
Other, net	(111)	(112)
Change in assets and liabilities:
Receivables, net	(902)	(959)
Accounts payable and accrued liabilities	(738)	(251)
Accelerating Aon United Program liabilities	15	61
Current income taxes	(73)	60
Pension, other postretirement and postemployment liabilities	(12)	(17)
Other assets and liabilities	664	308
Cash provided by operating activities	936	822
Cash flows from investing activities
Proceeds from investments	71	146
Purchases of investments	(42)	(91)
Net purchases (sales) of short-term investments - non fiduciary	(153)	189
Acquisition of businesses, net of cash and funds held on behalf of clients	(143)	(2,780)
Sale of businesses, net of cash and funds held on behalf of clients	119	352
Capital expenditures	(120)	(101)
Cash used for investing activities	(268)	(2,285)
Cash flows from financing activities
Share repurchase	(500)	(500)
Proceeds from issuance of shares	33	27
Cash paid for employee taxes on withholding shares	(194)	(176)
Commercial paper issuances, net of repayments	480	(591)
Issuance of debt	—	7,926
Repayment of debt	(300)	(4,328)
Increase in fiduciary liabilities, net of fiduciary receivables	569	283
Cash dividends to shareholders	(308)	(269)
Redeemable and nonredeemable noncontrolling interests, and other financing activities	(153)	(108)
Cash provided by (used for) financing activities	(373)	2,264
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	696	(202)
Net increase in cash and cash equivalents and funds held on behalf of clients	991	599
Cash, cash equivalents and funds held on behalf of clients at beginning of period	8,333	7,722
Cash, cash equivalents and funds held on behalf of clients at end of period	$9,324	$8,321
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$1,008	$974
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	1	38
Funds held on behalf of clients	8,315	7,309
Total cash and cash equivalents and funds held on behalf of clients	$9,324	$8,321